Gray Television, Inc.	Exhibit 99

NEWS RELEASE
GRAY TELEVISION, INC.
SIGNS DEFINITIVE PURCHASE AGREEMENT TO ACQUIRE
KKCO-TV, NBC CHANNEL 11, IN GRAND JUNCTION, COLORADO

     Atlanta, Georgia – October 21, 2004 . . . Gray Television, Inc. (NYSE: GTN and GTN.A) announced today it has signed a definitive purchase agreement to acquire certain assets and assume certain liabilities of KKCO-TV from Eagle III Broadcasting, LLC. KKCO-TV, Channel 11 serves the Grand Junction, Colorado television market and is an NBC affiliate.

Highlights:

•	KKCO-TV is the number one rated television station in news and in overall audience.

•	Gray also owns and operates KKTV-TV, its CBS affiliate in Colorado Springs, Colorado. Upon completion of the KKCO-TV acquisition, Gray will own and operate the number one rated television stations in two of Colorado’s three television markets.

•	Grand Junction is located in Mesa County; from 1990 to 2000 Mesa County’s population grew by 28.4% putting it in the top 10% of counties nationwide in terms of population growth.

•	Colorado had the 3rd fastest growing state population from 1990 to 2000.

•	KKCO-TV’s market includes Mesa State College, a four-year college with approximately 6,000 students and home to the annual National Junior College Baseball World Series.

•	Grand Junction ranks as the 189th largest television market in the U.S. with 64,000 television households.

     Through its acquisition strategy, Gray seeks out television stations that are number one in their markets, have strong local news programming and are located in growing markets. KKCO-TV has all of these characteristics.

     Upon completion of the KKCO-TV acquisition, Gray will own a total of 31 stations serving 27 television markets. The stations will include 16 CBS affiliates, 8 NBC affiliates and 7 ABC affiliates. The combined station group will have 23 stations ranked #1 in both viewing audience and local news audience within their respective markets. The combined group will reach over 5% of total U.S. TV households.

     Gray currently plans to use a portion of its cash on hand to fully fund this acquisition. The acquisition of KKCO-TV is currently expected to close during the first quarter of 2005. The KKCO-TV acquisition is subject to FCC approval.

     Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and currently operates 16 CBS-affiliated television stations, seven NBC-affiliated television stations, seven ABC-affiliated television stations and five daily newspapers.

For information contact:
Bob Prather, President	Jim Ryan, Chief Financial Officer
(404) 266-8333	(404) 504-9828

4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607